EXHIBIT 5

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

August 4, 2009

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

Ladies and Gentlemen:

We have acted as special counsel to Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of up to an aggregate offering price of $500,000,000, of (i) the Company’s common stock, par value $.01 per share (the “Common Stock”), (ii) the Company’s preferred stock, par value $.01 per share (which may be convertible into shares of Common Stock) (the “Preferred Stock”), and/or (iii) debt securities (which may be convertible into shares of Common Stock) (the “Debt Securities”). The Debt Securities are to be issued under an indenture (as amended or supplemented, the “Indenture”) to be entered into between the Company and a trustee (the “Trustee”) at or before the time of issuance of the Securities. The Common Stock, the Preferred Stock and the Debt Securities are referred to herein collectively as the “Securities.” The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;
(b)	a form of the underwriting agreement;

Dollar Thrifty Automotive Group, Inc., p. 2

(c)	a specimen of the Common Stock;
(d)	a form of the Indenture (including a form of Debt Security attached as an exhibit thereto); and
(e)	copies of the Company’s Certificate of Incorporation and the Fourth Amended and Restated By-Laws.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.         With respect to the Common Stock, upon the due execution and delivery of certificates evidencing such shares of Common Stock or upon issuance and registration of the Common Stock in book-entry form, when the Common Stock has been issued and sold in the manner contemplated by the Registration Statement, including upon conversion of any other Security in accordance with its terms, such Common Stock will be validly issued, fully paid and nonassessable. The holders of outstanding shares of capital stock of the Company are not entitled to any preemptive rights under the Certificate of Incorporation or the Fourth Amended and Restated By-Laws of the Company or the General Corporation Law of the State of Delaware to subscribe for the Common Stock or any shares of Common Stock that may be issuable upon the conversion of any Securities.

2.         With respect to the Preferred Stock, upon the due execution and delivery of certificates evidencing such shares of Preferred Stock or upon issuance and registration of the Preferred Stock in book-entry form, when the Preferred Stock has been issued and sold in the manner contemplated by the Registration Statement, such Preferred Stock will be validly issued, fully paid and nonassessable.

3.         With respect to the Debt Securities to be issued under the Indenture, upon the due execution, authentication and delivery of the Debt Securities in accordance with the terms of the Indenture, when such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement, such Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Dollar Thrifty Automotive Group, Inc., p. 3

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed in numbered paragraphs 1, 2 and 3 above, we have further assumed that (i) a prospectus supplement, pricing supplement and/or term sheet will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws; (ii) all Securities will be issued and sold in compliance with applicable law and in the manner stated in the Registration Statement and in the prospectus, the appropriate prospectus supplement, pricing supplement and/or term sheet; (iii) a definitive underwriting or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (iv) the Indenture will have been duly authorized and validly executed and delivered by the parties thereto and qualified under the Trust Indenture Act of 1939, as amended; (v) the Securities will be sold and delivered to, and paid for by, the purchasers at the price and in accordance with the terms of such agreement or agreements and as set forth in the Registration Statement and the prospectus, prospectus supplement(s), pricing supplement(s) or term sheet(s) referred to therein; (vi) the offering, sale and issuance of the Securities and the final terms and conditions of the Securities and the offering, sale and issuance thereof will be duly authorized by the Company and that the Company will take all other appropriate corporate action to establish the terms and conditions of the Securities, including, in the case of Preferred Stock, the filing of an appropriate amendment to the Company’s Certificate of Incorporation; and (vii) certificates, if required, representing the Securities will be duly executed and delivered by the Company and, to the extent required by the Indenture, duly authenticated by the Trustee.

In rendering the opinion expressed in numbered paragraph 3 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that by statute, New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

Dollar Thrifty Automotive Group, Inc., p. 4

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Common Stock, the Preferred Stock and the Debt Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By___________/s/ JANET L. FISHER___________

Janet L. Fisher, a Partner